EXHIBIT 99.1

INTERNATIONAL PAPER PLAZA

400 ATLANTIC STREET

STAMFORD, CT 06921

News Release

Media Contacts:	Jennifer Boardman, 203-541-8407
Amy Sawyer, 203-541-8308

Investor Contacts:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

International Paper Expects Lower Second-Quarter Earnings

STAMFORD, Conn., – June 27, 2005 – International Paper (NYSE: IP) today announced it expects earnings for second quarter 2005 to be lower than current analysts’ consensus estimates, as a result of weaker-than-expected paper and industrial packaging volumes sold. The company currently estimates that second-quarter earnings would be approximately $0.25 to $0.30 per share, before special items.

“Our first quarter volume was the strongest in four years, and the pick-up in demand and pricing we experienced in March led us to anticipate some modest improvement in the second quarter. However, sales volumes have been lower than expected in our packaging and printing papers businesses. The lower volumes, coupled with high input costs for energy, chemicals and wood, impacted our margins,” said Chairman and Chief Executive Officer John Faraci.

As a result of the lower volumes, the company experienced greater-than-expected lack of order downtime in printing papers and industrial packaging during the second quarter. This is in addition to the previously announced uncoated free sheet capacity closures at its Androscoggin mill in Jay Maine, the Pensacola mill in Cantonment, Fla., and the Bastrop, La., mill, which amounts to 430,000 tons annually.

International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative ® (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

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Statements in this press release that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to the strength of demand for the company’s products and changes in overall demand, the effects of competition from foreign and domestic producers, the level of housing starts, changes in the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company’s manufacturing operations, results of legal proceedings, changes related to international economic conditions, changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro, economic conditions in developing countries, specifically Brazil and Russia, the current military action in Iraq and the war on terrorism. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.